Exhibit 16



                             Beckstead and Watts LLP


May 10, 2005-05-26


Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20546


Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K Current Report dated May 10, 2005, of Power Technology, Inc. and we are in agreement with the statements contained in the first, second and third paragraphs of that Item. We have no basis to agree or disagree with any other statements of Power Technology, Inc. contained therein.


                                        Very truly yours,

                                        /s/ Beckstead and Watts, LLP

                                        Beckstead and Watts, LLP